EX23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-273217 on Form S-8 of our reports dated June 26, 2026, relating to the financial statements and schedules of the Sleep Number Profit Sharing and 401(k) Plan, appearing in this report on Form 11-K of the Sleep Number Profit Sharing and 401(k) Plan for the plan year ended December 31, 2025.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
June 26, 2026